Exhibit 99.1

O S H K O S H  C O R P O R A T I O N

F O R   I M M E D I A T E   R E L E A S E

For more information, contact:

Financial:	Patrick Davidson
Vice President, Investor Relations
920.966.5939

Media:	Bryan Brandt
Vice President, Global Branding and Communications
920.966.5982

OSHKOSH CORPORATION REPORTS FISCAL 2017
FIRST QUARTER RESULTS

Updates Fiscal 2017 Estimated EPS Range

Announces Restructuring Actions in the Access Equipment Segment

Declares Quarterly Cash Dividend of $0.21 Per Share

OSHKOSH, WI — (January 26, 2017) — Oshkosh Corporation (NYSE: OSK) today reported fiscal 2017 first quarter net income of $19.2 million, or $0.26 per diluted share, compared to $14.6 million, or $0.19 per diluted share, in the first quarter of fiscal 2016. Comparisons in this news release are to the corresponding period of the prior year, unless otherwise noted.

Consolidated net sales in the first quarter of fiscal 2017 were $1.21 billion, a decrease of 3.2 percent. Decreases in sales in the access equipment and defense segments were offset in part by higher sales in the fire & emergency segment.

Consolidated operating income in the first quarter of fiscal 2017 was $36.2 million, or 3.0 percent of sales, compared to $30.3 million, or 2.4 percent of sales, in the prior year first quarter. The increase in operating income was primarily the result of improved performance in the access equipment, defense and fire & emergency segments, offset in part by the impact of lower sales volume and lower commercial segment performance.

“We are pleased to report fiscal first quarter results that exceeded both the prior year and our expectations. This is a great way to kick off 2017, the year of our 100th anniversary at Oshkosh Corporation. Company-wide, our teams executed well. In particular, we experienced better than anticipated performance from our access equipment and defense segments,” said Wilson Jones, president and chief executive officer of Oshkosh Corporation.

“Today, as part of simplification activities in support of the Company’s MOVE strategy, we are also announcing plans to rationalize operations in our access equipment segment by consolidating our manufacturing footprint in Europe and the United States. In addition, we are

-more-

streamlining telehandler offerings to a reduced range in Europe to simplify our portfolio. These are difficult actions, but we believe they are necessary to position our company for long-term success. Once fully implemented, we expect these actions to generate $20 million to $25 million of annual pre-tax savings. We expect pre-tax implementation costs of $45 million to $50 million, including $10 million of non-cash charges, the majority of which we expect to recognize in fiscal 2017.

“Our overall outlook for fiscal 2017 is unchanged from our last quarterly earnings call and we continue to be confident about the future opportunities for Oshkosh Corporation. As a result of the restructuring actions, our expectations for fiscal 2017 earnings per share are in a range of $2.50 to $2.90. We are reiterating our expectations for fiscal 2017 adjusted(1) earnings per share to be in a range of $3.00 to $3.40,” said Jones.

Factors affecting first quarter results for the Company’s business segments included:

Access Equipment — Access equipment segment net sales decreased 7.7 percent to $489.2 million in the first quarter of fiscal 2017. The decline in sales was primarily due to lower sales volumes in North America and Europe.

Access equipment segment operating income increased 19.2 percent to $24.4 million, or 5.0 percent of sales, in the first quarter of fiscal 2017 compared to $20.4 million, or 3.9 percent of sales, in the first quarter of fiscal 2016. The timing of new product development spending and favorable product mix more than offset the impact of lower sales.

Defense — Defense segment net sales for the first quarter of fiscal 2017 decreased 7.4 percent to $294.5 million. The decrease in sales was primarily due to the absence of international Mine Resistant Ambush Protected All Terrain Vehicle sales, offset in part by higher sales of heavy tactical wheeled vehicles to the U.S. government.

Defense segment operating income increased 2.6 percent to $23.8 million, or 8.1 percent of sales, in the first quarter of fiscal 2017 compared to $23.2 million, or 7.3 percent of sales, in the first quarter of fiscal 2016. The increase in operating income was largely due to favorable product mix and performance on multi-year contracts, offset in part by higher bid and proposal spending and the impact of lower sales volume.

Fire & Emergency — Fire & emergency segment net sales for the first quarter of fiscal 2017 increased 12.0 percent to $232.5 million. Sales in the first quarter of fiscal 2017 benefited from higher domestic fire apparatus deliveries as a result of increased production rates to meet higher demand, higher airport products volume and improved pricing. Improved operational efficiencies have allowed the fire & emergency segment to increase its production rates to support strong demand for Pierce fire trucks.

Fire & emergency segment operating income increased 68.1 percent to $17.0 million, or 7.3 percent of sales, in the first quarter of fiscal 2017 compared to $10.1 million, or 4.9 percent of sales, in the first quarter of fiscal 2016. The increase in operating income was primarily a result of improved pricing and the impact of higher sales volumes.

(1)  This news release refers to GAAP (U.S. generally accepted accounting principles) and non-GAAP financial measures. Oshkosh Corporation believes that the non-GAAP measures provide investors a useful comparison of the Company’s expected performance. These non-GAAP measures may not be comparable to similarly titled measures disclosed by other companies. A reconciliation of these non-GAAP financial measures to the most comparable GAAP measures can be found under the caption “Non-GAAP Financial Measures” in this news release.

Commercial — Commercial segment net sales decreased 0.6 percent to $199.2 million in the first quarter of fiscal 2017. The decrease in sales was primarily due to lower unit volumes, offset in part by sales of higher content units.

Commercial segment operating income decreased 47.9 percent to $4.6 million, or 2.3 percent of sales, in the first quarter of fiscal 2017 compared to $8.9 million, or 4.4 percent of sales, in the first quarter of fiscal 2016. The decrease in operating income was primarily a result of underabsorption related to lower production. Commercial segment first quarter fiscal 2017 results also included $0.4 million of restructuring costs related to workforce reduction actions.

Corporate — Corporate operating costs increased $1.3 million in the first quarter of fiscal 2017 to $33.6 million due primarily to higher incentive and share-based compensation expense. The higher compensation costs were partially offset by improved operating results related to a corporate-led manufacturing facility which was incurring start-up costs during the first quarter of fiscal 2016.

Interest Expense Net of Interest Income — Interest expense net of interest income decreased $0.2 million to $13.9 million in the first quarter of fiscal 2017.

Provision for Income Taxes — The Company recorded income tax expense of $5.2 million in the first quarter of fiscal 2017, or 21.8 percent of pre-tax income, compared to $1.7 million, or 10.6 percent of pre-tax income, in the first quarter of fiscal 2016. The Company recorded $2.8 million of discrete tax benefits in the first quarter of fiscal 2017 largely related to state tax matters and recorded $3.7 million of discrete tax benefits in the first quarter of fiscal 2016 largely related to the retroactive reinstatement of the research and development tax credit in the United States.

Access Equipment Segment Restructuring

Today, the Company also announced certain restructuring plans in its access equipment segment, final details of which are subject to discussions with employees or their representatives in several countries. These plans include the closure of its manufacturing plant and pre-delivery inspection facilities in Belgium, the streamlining of telehandler product offerings to a reduced range in Europe, the transfer of remaining European telehandler manufacturing to the Company’s facility in Romania and reductions in engineering staff supporting European telehandlers, including the closure of the UK-based engineering facility. The announced plans also include the move of North American telehandler production from Ohio to facilities in Pennsylvania. It is expected that, once fully implemented in fiscal 2019, these initiatives would collectively generate approximately $20 million to $25 million of annual pre-tax savings. As these actions are planned to be implemented over the next 12 to 18 months, the pre-tax benefit expected in fiscal 2018 is between $15 million and $20 million. The Company expects implementation costs for these actions to be between $45 million and $50 million, pre-tax, including approximately $10 million of non-cash charges. Approximately $43 million of the pre-tax implementation costs are expected to be incurred in fiscal 2017 with the remainder to be incurred in fiscal 2018.

Fiscal 2017 Expectations

The Company, as a result of the expected access equipment segment restructuring-related charges noted above, lowered its fiscal 2017 diluted earnings per share estimate range to $2.50 to $2.90 on operating income of $347 million to $387 million. Excluding expected access equipment segment restructuring-related charges, the Company reaffirmed its fiscal 2017 adjusted(1) diluted earnings per share estimate range of $3.00 to $3.40 on projected net sales of $6.5 billion to $6.7 billion and adjusted(1) operating income of $390 million to $430 million.

Dividend Announcement

The Company’s Board of Directors today declared a quarterly cash dividend of $0.21 per share of Common Stock. The dividend will be payable on February 27, 2017, to shareholders of record as of February 13, 2017.

Conference Call

The Company will comment on its fiscal 2017 first quarter earnings and its full-year fiscal 2017 outlook during a conference call at 9:00 a.m. EST this morning. Slides for the call will be available on the Company’s website beginning at 7:30 a.m. EST this morning. The call will be webcast simultaneously over the Internet. To access the webcast, listeners can go to www.oshkoshcorporation.com at least 15 minutes prior to the event and follow instructions for listening to the webcast. An audio replay of the call and related question and answer session will be available for 12 months at this website.

Forward Looking Statements

This news release contains statements that the Company believes to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including, without limitation, statements regarding the Company’s future financial position, business strategy, targets, projected sales, costs, earnings, capital expenditures, debt levels and cash flows, and plans and objectives of management for future operations, are forward-looking statements. When used in this news release, words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “should,” “project” or “plan” or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, assumptions and other factors, some of which are beyond the Company’s control, which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors include the cyclical nature of the Company’s access equipment, commercial and fire & emergency markets, which are particularly impacted by the strength of U.S. and European economies and construction seasons; the Company’s estimates of access equipment demand which, among other factors, is influenced by customer historical buying patterns and rental company fleet replacement strategies; the strength of the U.S. dollar and its impact on Company exports, translation of foreign sales and purchased materials; the expected level and timing of U.S. Department of Defense (DoD) and international defense customer procurement of products and services and acceptance of and funding or payments for such products and services; higher material costs resulting from production variability due to uncertainty of timing of funding or payments from international defense customers; risks related to reductions in government expenditures in light of U.S. defense budget pressures, sequestration and an uncertain DoD tactical wheeled vehicle strategy; the impact of any DoD solicitation for competition for future contracts to produce military vehicles, including a future Family of Medium Tactical Vehicle production contract; the Company’s ability to increase prices to raise margins or offset higher input costs; increasing commodity and other raw material costs, particularly in a sustained economic recovery; risks related to facilities expansion, consolidation and alignment, including the amounts of related costs and charges and that anticipated cost savings may not be achieved; global economic uncertainty, which could lead to additional impairment charges related to many of the Company’s intangible assets and/or a slower recovery in the Company’s cyclical businesses than Company or equity market expectations; projected adoption rates of work at height machinery in emerging markets; the impact of severe weather or natural disasters that may affect the Company, its suppliers or its customers; risks related to the collectability of receivables, particularly for those businesses with exposure to construction markets; the cost of any warranty campaigns related to the Company’s products; risks related to production or shipment delays arising from quality or production issues, including any delays as a result of a recent accident at the Company’s Dodge Center manufacturing facility; risks associated with international operations and sales, including compliance with the Foreign Corrupt Practices Act; the Company’s ability to comply with complex laws and regulations applicable to U.S. government contractors; cybersecurity risks and costs of defending against, mitigating and responding to a data security breach; and risks related to the Company’s ability to successfully execute on its strategic road map and meet its long-term financial goals. Additional information concerning these and other factors is contained in the Company’s filings with the Securities and Exchange Commission, including the Form 8-K filed today. All forward-looking statements speak only as of the date of this news release. The Company assumes no obligation, and disclaims any obligation, to update information contained in this news release. Investors should be aware that the Company may not update such information until the Company’s next quarterly earnings conference call, if at all.

About Oshkosh Corporation

Oshkosh Corporation is a leading designer, manufacturer and marketer of a broad range of access equipment, commercial, fire & emergency, military and specialty vehicles and vehicle bodies. Oshkosh Corporation manufactures, distributes and services products under the brands of Oshkosh®, JLG®, Pierce®, McNeilus®, Jerr-Dan®, Frontline™, CON-E-CO®, London® and IMT®. Oshkosh products are valued worldwide by rental companies, concrete placement and refuse collection businesses, fire & emergency departments, municipal and airport services and defense forces, where high quality, superior performance, rugged reliability and long-term value are paramount. For more information, log on to www.oshkoshcorporation.com.

®, TM All brand names referred to in this news release are trademarks of Oshkosh Corporation or its subsidiary companies.

OSHKOSH CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited; in millions, except share and per share amounts)

	Three Months Ended
	December 31,
	2016	2015

Net sales	$1,211.4	$1,252.0
Cost of sales	1,011.7	1,069.2
Gross income	199.7	182.8

Operating expenses:
Selling, general and administrative	151.0	139.3
Amortization of purchased intangibles	12.5	13.2
Total operating expenses	163.5	152.5
Operating income	36.2	30.3

Other income (expense):
Interest expense	(14.7)	(14.6)
Interest income	0.8	0.5
Miscellaneous, net	1.3	—
Income before income taxes and equity in earnings of unconsolidated affiliates	23.6	16.2
Provision for income taxes	5.2	1.7
Income before equity in earnings of unconsolidated affiliates	18.4	14.5
Equity in earnings of unconsolidated affiliates	0.8	0.1
Net income	$19.2	$14.6

Earnings per share attributable to common shareholders:
Basic	$0.26	$0.20
Diluted	0.26	0.19

Basic weighted-average shares outstanding	74,280,377	74,063,418
Dilutive stock options and other equity- based compensation awards	1,104,540	789,798
Diluted weighted-average shares outstanding	75,384,917	74,853,216

OSHKOSH CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited; in millions)

	December 31,	September 30,
	2016	2016
ASSETS
Current assets:
Cash and cash equivalents	$369.6	$321.9
Receivables, net	699.0	1,021.9
Inventories, net	1,208.7	979.8
Other current assets	118.7	93.9
Total current assets	2,396.0	2,417.5
Property, plant and equipment:
Property, plant and equipment	1,119.0	1,110.6
Accumulated depreciation	(672.1)	(658.5)
Property, plant and equipment, net	446.9	452.1
Goodwill	991.0	1,003.5
Purchased intangible assets, net	540.7	553.5
Other long-term assets	116.4	87.2
Total assets	$4,491.0	$4,513.8

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Revolving credit facilities and current maturities of long-term debt	$5.0	$20.0
Accounts payable	477.7	466.1
Customer advances	502.8	471.8
Payroll-related obligations	109.0	147.9
Other current liabilities	243.5	261.8
Total current liabilities	1,338.0	1,367.6
Long-term debt, less current maturities	821.6	826.2
Other long-term liabilities	351.1	343.5
Commitments and contingencies
Shareholders’ equity	1,980.3	1,976.5
Total liabilities and shareholders’ equity	$4,491.0	$4,513.8

OSHKOSH CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited; in millions)

	Three Months Ended
	December 31,
	2016	2015
Operating activities:
Net income	$19.2	$14.6
Depreciation and amortization	32.1	31.0
Stock-based compensation expense	6.5	5.3
Deferred income taxes	8.4	(1.6)
Gain on sale of assets	(0.3)	(5.7)
Foreign currency transaction (gains) losses	0.4	(4.1)
Other non-cash adjustments	0.8	0.9
Changes in operating assets and liabilities	16.7	32.8
Net cash provided by operating activities	83.8	73.2

Investing activities:
Additions to property, plant and equipment	(14.2)	(21.3)
Additions to equipment held for rental	(12.9)	(15.0)
Proceeds from sale of equipment held for rental	5.3	18.7
Other investing activities	(0.2)	(0.6)
Net cash used by investing activities	(22.0)	(18.2)

Financing activities:
Proceeds from issuance of debt (original maturities greater than three months)	—	153.6
Repayments of debt (original maturities greater than three months)	(20.0)	(135.0)
Net increase in short-term debt	—	28.2
Repurchases of common stock	(3.0)	(101.5)
Dividends paid	(15.6)	(14.1)
Proceeds from exercise of stock options	26.2	1.4
Excess tax benefit from stock-based compensation	—	0.8
Net cash used by financing activities	(12.4)	(66.6)

Effect of exchange rate changes on cash	(1.7)	2.4
Increase (decrease) in cash and cash equivalents	47.7	(9.2)
Cash and cash equivalents at beginning of period	321.9	42.9
Cash and cash equivalents at end of period	$369.6	$33.7

OSHKOSH CORPORATION

SEGMENT INFORMATION

(Unaudited; in millions)

	Three Months Ended December 31,
	2016			2015
	External	Inter-	Net	External	Inter-	Net
	Customers	segment	Sales	Customers	segment	Sales
Access equipment
Aerial work platforms	$233.7	$—	$233.7	$242.0	$—	$242.0
Telehandlers	93.3	—	93.3	111.8	—	111.8
Other	162.2	—	162.2	176.0	—	176.0
Total access equipment	489.2	—	489.2	529.8	—	529.8

Defense	294.2	0.3	294.5	316.9	1.1	318.0

Fire & emergency	229.1	3.4	232.5	205.4	2.1	207.5

Commercial
Concrete placement	84.4	—	84.4	72.3	—	72.3
Refuse collection	92.2	—	92.2	99.0	—	99.0
Other	21.5	1.1	22.6	28.6	0.4	29.0
Total commercial	198.1	1.1	199.2	199.9	0.4	200.3
Corporate & eliminations	0.8	(4.8)	(4.0)	—	(3.6)	(3.6)
	$1,211.4	$—	$1,211.4	$1,252.0	$—	$1,252.0

	Three Months Ended
	December 31,
	2016	2015
Operating income (loss):
Access equipment	$24.4	$20.4
Defense	23.8	23.2
Fire & emergency	17.0	10.1
Commercial	4.6	8.9
Corporate	(33.6)	(32.3)
Eliminations	—	—
	$36.2	$30.3

	December 31,
	2016	2015
Period-end backlog:
Access equipment	$594.3	$724.5
Defense	2,226.0	1,239.2
Fire & emergency	901.1	898.4
Commercial	237.4	269.8
	$3,958.8	$3,131.9

Non-GAAP Financial Measures

The Company reports its financial results in accordance with generally accepted accounting principles in the United States of America (GAAP). The Company is presenting various fiscal 2017 estimates both on a GAAP basis and on a basis excluding items that affect comparability of results. When the Company excludes certain items as described below, they are considered non-GAAP financial measures. The Company believes excluding the impact of these items is useful to investors in comparing the Company’s expected performance to prior period results. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s results prepared in accordance with GAAP. The table below presents a reconciliation of the Company’s presented non-GAAP measures to the most directly comparable GAAP measures (in millions, except per share amounts):

	Fiscal Year Ended
	September 30, 2017 Expectations
	Low	High
Adjusted operating income (Non-GAAP)	$390.0	$430.0
Restructuring-related costs	(43.0)	(43.0)
Operating income (GAAP)	$347.0	$387.0

Adjusted diluted earnings per share (Non-GAAP)	$3.00	$3.40
Restructuring-related costs	(0.50)	(0.50)
Diluted earnings per share (GAAP)	$2.50	$2.90

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